As filed with the Securities and Exchange Commission on June 7, 2005

Registration Statement No. 333-115428

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post Effective Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES EXCHANGE ACT OF 1933

TULLY’S COFFEE CORPORATION

(Exact name of registrant as specified in its charter)

Washington	5812	91-1557436
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3100 Airport Way South

Seattle, Washington 98134

(206) 233-2070

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Copy to:

Kristopher S. Galvin Executive Vice President, Chief Financial Officer and Secretary Tully’s Coffee Corporation 3100 Airport Way South Seattle, WA 98134 Tel.: (206) 233-2070 Fax: (206) 233-2075	Christopher J. Voss, Esq. Stoel Rives LLP 600 University Street, Suite 3600 Seattle, Washington 98101 Tel.: (206) 624-0900 Fax: (206) 386-7500

(Address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: N/A

On January 11, 2005, we commenced the distribution to certain current and former holders of our Common Stock, whom we refer to as our “rights holders,” of non-transferable rights to purchase shares of our Common Stock and investment units, each of which consists of four shares of our Series A Convertible Preferred Stock and a warrant to purchase two shares of our Common Stock. Concurrently, we distributed under-subscription privileges to our shareholders of record as of January 6, 2005. These under-subscription privileges allowed shareholders to purchase any shares of Common Stock and investment units that were not purchased by our rights holders.

The offering expired as of 5:00 p.m. Pacific time on February 8, 2005. We have accepted subscriptions pursuant to the exercise of primary rights and under-subscription privileges for an aggregate of 337,216 shares of Common Stock, 180,888 shares of Series A Convertible Preferred Stock, and 90,444 common stock purchase warrants. We received gross proceeds of $701,000 from these subscriptions. We used these proceeds to repay borrowings under our credit facility with Kent Central LLC.

We hereby deregister the 23,983,554 shares of Common Stock, 14,019,112 shares of Series A Convertible Preferred Stock, and 7,009,556 common stock purchase warrants that were registered on this Registration Statement on Form S-1 but not sold in the offering.

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SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the Registrant has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, State of Washington on June 7, 2005.

TULLY’S COFFEE CORPORATION

By:	/s/ KRISTOPHER S. GALVIN
Kristopher S. Galvin Executive Vice President, Chief Financial Officer and Secretary

Pursuant to the requirements of Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities held on June 7, 2005.

Signature	Title
/s/ TOM T. O’KEEFE* Tom T. O’Keefe	Chairman of the Board

/s/ KATHI AINSWORTH-JONES* Kathi Ainsworth-Jones	Director

/s/ JOHN A. BULLER* John A, Buller	Director

/s/ MARC EVANGER* Marc Evanger	Director

/s/ JOHN M. FLUKE, JR* John M. Fluke, Jr	Director

/s/ LAWRENCE L. HOOD* Lawrence L. Hood	Director

/s/ GREGORY HUBERT* Gregory Hubert	Director

/s/ JOHN D. DRESEL* John D. Dresel	President and Chief Operating Officer (principal executive officer)

/s/ KRISTOPHER S. GALVIN Kristopher S. Galvin	Executive Vice President, Chief Financial Officer and Secretary (principal accounting and financial officer)

*By	/s/ KRISTOPHER S. GALVIN
Kristopher S. Galvin Attorney-in-fact

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